Exhibit 99.1
FOR IMMEDIATE RELEASE
March 15, 2010
Infogroup Contact:
Lisa Olson
Senior Vice President Corporate Relations
Phone: (402) 593-4541
E-mail: lisa.olson@infogroup.com
SEC Investigation of Infogroup Is Concluded
(OMAHA, NE) —Infogroup (NASDAQ: IUSA), announced today that the Securities and Exchange Commission (SEC) has entered an administrative Order concluding its investigation of the Company. The investigation was first announced by the Company in November 2007.
The terms of the Order are consistent with the Company’s October 20, 2009 announcement that it had reached an agreement in principle with the Denver Regional Office of the SEC, to resolve these matters. The Company will not pay any financial penalty.
Under the Order, the Company, without admitting or denying liability, agreed it will not in the future violate Sections 13(a), 13(b) and 14(a) of the Securities Act of 1934 and related rules requiring that periodic filings be accurate, that accurate books and records and a system of internal accounting controls be maintained and that solicitation of proxies comply with the securities laws.
In the Order, the SEC noted that in reaching its decision to resolve the investigation of the Company on these terms, it considered Infogroup’s remedial efforts and cooperation with the SEC investigation. The Order referred to these remedial measures:
•	Replacing officers and directors
•	Creating a new position of executive vice president for business conduct and general counsel
•	Instituting mandatory director and executive officer training programs
•	Hiring an independent compensation consultant to advise on compensation matters
•	Implementing new internal control procedures and policies concerning reimbursement for expenses, perquisites and related party transactions.
The Order also referred to the cooperative efforts of the Company’s Special Litigation Committee, which investigated allegations in a civil lawsuit by shareholders about the compensation of and misuse of corporate funds by Vinod Gupta, the Company’s former Chief Executive Officer. Gupta was removed from the CEO position as part of the resolution of the shareholder lawsuit. Another element of the Company’s cooperation with the SEC which was noted in the Order were its efforts to review and analyze several years of records about undisclosed compensation to Gupta.
Bill Fairfield, Infogroup’s Chief Executive Officer, stated that “we are pleased to have concluded the SEC investigation on an acceptable basis so that all of our associates can continue to focus on the needs of our customers.” He added that “the Company is gratified that the SEC has formally acknowledged our numerous remedial efforts and the lengths to which we went in cooperating with the investigation.” He also said that he was “also pleased to have resolved these matters administratively instead of through the courts as others in the investigation have been required to do.”

The SEC announced today that it filed suit in federal court in Omaha against Mr. Gupta, Vasant Raval, a former director of the Company, and Stormy Dean and Raj Das, former Company officers, based on various violations of the securities laws. Gupta and Raval entered into Final Judgments to resolve the suits against them. Under the law of the State of Delaware, where the Company is incorporated, the Company may have obligations to indemnify Dean and Das for their expenses in connection with the SEC’s lawsuits against them.
About Infogroup
Infogroup (NASDAQ: IUSA) is the leading provider of data and interactive resources that enables targeted sales, effective marketing and insightful research solutions. Our information powers innovative tools and insight for businesses to efficiently reach current and future customers through multiple channels, including the world’s most dominant and powerful Internet search engines and GPS navigation systems. Infogroup’s headquarters are located at 5711 South 86th Circle, Omaha, NE 68127. For more information, call (402) 593-4500 or visit www.Infogroup.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.